SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PLAYERS INTERNATIONAL, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                          PLAYERS INTERNATIONAL, INC.
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

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
                          PLAYERS INTERNATIONAL, INC.
                               3900 PARADISE ROAD
                                   SUITE 135
                            LAS VEGAS, NEVADA 89109

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                 TO BE HELD ON SEPTEMBER 12, 1995 AT 10:00 A.M.
                     AT PLAYERS ISLAND RESORT o CASINO o SPA
                          930 WEST MESQUITE BOULEVARD
                             MESQUITE, NEVADA 89024
                            ------------------------

     The Annual Meeting of Stockholders (the 'Meeting') of Players International, Inc. (the 'Company') will be held on September 12, 1995 at 10:00 a.m. at Players Island Resort o Casino o Spa, 930 West Mesquite Boulevard, Mesquite, Nevada 89024 for the following purposes:

     1. To elect seven directors to hold office as specified in the proxy statement.

     2. To amend the Amended and Restated 1993 Stock Incentive Plan.

     3. To amend the 1994 Directors Stock Incentive Plan.

     The close of business on July 19, 1995 has been fixed as the record date for the Meeting. Only stockholders of record as of that date will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting.

     You are cordially invited to attend the Meeting. If you do not expect to attend the Meeting in person, please mark, sign and date the enclosed proxy and mail it promptly to the Secretary in the enclosed envelope. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                          Peter J. Aranow
                                          Secretary

August 11, 1995

                          PLAYERS INTERNATIONAL, INC.
                               3900 PARADISE ROAD
                                   SUITE 135
                            LAS VEGAS, NEVADA 89109

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                          TUESDAY, SEPTEMBER 12, 1995

                            ------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Players International, Inc. (the 'Company') for use at the Company's Annual Meeting of Stockholders (the 'Meeting') to be held on Tuesday, September 12, 1995 at 10:00 a.m. at Players Island ResortoCasinooSpa, 930 Mesquite Boulevard, Mesquite, Nevada 89024, for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders commencing on or about August 11, 1995.

     The Board of Directors does not intend to bring any matters before the Meeting except those indicated in the notice and does not know of any matter that anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted 'FOR' the nominees of the Board of Directors in the election of directors, 'FOR' the proposal to amend the 1993 Amended and Restated Stock Incentive Plan (the '1993 Plan') and 'FOR' the proposal to amend the 1994 Directors Stock Incentive Plan (the '1994 Plan').

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                       OUTSTANDING SHARES, VOTING RIGHTS
                      AND STOCKHOLDINGS OF CERTAIN PERSONS

OUTSTANDING SHARES AND VOTING RIGHTS

     At the close of business on July 19, 1995, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 29,763,904 shares of the Company's common stock, par value $.005 per share (the 'Common Stock'), the only class of voting securities outstanding. Only the record holders of such Common Stock as of the close of business on July 19, 1995 will be entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Shares represented at the Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes (i.e., shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of Directors, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast. Each share of Common Stock is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting. All information concerning Common Stock presented herein reflects the effects of a three-for-two Common Stock split that was paid on May 19, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on August 4, 1995, certain information with respect to the beneficial ownership of Common Stock (i) by each director and executive officer of the Company, (ii) by all executive officers and directors, as a group, and (iii) by each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the 'Exchange Act') of more than 5% of the Common Stock. As noted below, certain information is presented regarding more than 5% beneficial ownership of Common Stock as of December 31, 1994, the last date for reporting significant ownership positions by certain institutions under Securities and Exchange Commission ('SEC') rules. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.


                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY       PERCENT OF CLASS
NAME OF BENEFICIAL OWNER(1)                                          OWNED         BENEFICIALLY OWNED
-------------------------------------------------------------  -----------------  ---------------------
The Griffin Group, Inc.......................................        4,267,350 (2)           13.6%
Edward Fishman...............................................        1,379,959 (3)            4.6
David Fishman................................................          856,672 (4)            2.9
Thomas E. Gallagher..........................................          949,800 (5)            3.2
Howard Goldberg..............................................          739,330 (6)            2.4
Marshall S. Geller...........................................          119,127 (7)              *
Steven P. Perskie............................................           30,000 (8)              *
Lee Seidler..................................................          138,750 (9)              *
Peter J. Aranow..............................................          199,000(10)              *
All directors and executive officers as a group
  (8 persons)................................................        4,412,638(11)            14.1
FMR Corp. and Affiliates.....................................        2,176,500(12)             7.3
Putnam Investments, Inc. and Affiliates......................        1,520,955(13)             5.1
Chancellor Capital Management, Inc.
  Chancellor Trust Company...................................        1,375,050(14)             4.6

------------------
* Less than 1%.

 (1) The address of The Griffin Group, Inc. ('The Griffin Group') is 780 Third Avenue, Suite 1801, New York, New York 10017. The address of Edward Fishman, David Fishman and Peter Aranow is c/o Players International, Inc., 3900 Paradise Road, Suite 135, Las Vegas, Nevada 89109. The address of Thomas Gallagher is c/o The Griffin Group, 780 Third Avenue, Suite 1801, New York, New York 10017. The address of Howard Goldberg and Steven Perskie is c/o Players International, Inc., 1300 Atlantic Avenue, Suite 203, Atlantic City, New Jersey 08402. The address of Marshall Geller is c/o M. Geller & Co., 1875 Century Park East, #1770, Los Angeles, California 90067. The address of Lee Seidler is c/o Bear Stearns & Co. Inc., 245 Park Avenue, New York, New York 10041. All of the individuals named in the table, except Peter J. Aranow, are directors of the Company.

 (2) Based upon information contained in Amendment No. 2 to Schedule 13D, dated March 7, 1995, as filed with the SEC. Includes 1,680,000 shares that are subject to license warrants that were issued pursuant to a License and Service Agreement (the 'License Warrants'). The holdings do not include the holdings of Mr. Thomas Gallagher (President of The Griffin Group and a director of the Company) or 116,100 shares of Common Stock and 105,000 shares subject to License Warrants that are owned by another executive of The Griffin Group who is not otherwise associated with the Company.

 (3) Includes 30,000 shares that are subject to options that are exercisable within 60 days of August 4, 1995 ('currently exercisable').

 (4) Includes 255,000 shares that are subject to currently exercisable options.

 (5) Includes 78,750 shares that are subject to currently exercisable options and 236,250 shares subject to currently exercisable License Warrants.


 (6) Includes 48,267 shares held in trust and in the name of Mr. Goldberg's children and father-in-law and 456,250 shares that are subject to currently exercisable options.

 (7) Includes 74,127 shares subject to currently exercisable options.

 (8) Consists of 30,000 shares subject to currently exercisable options.

 (9) Includes 78,750 shares that are subject to currently exercisable options.

(10) Includes 184,000 shares subject to currently exercisable options.

(11) Includes 1,445,627 shares that are subject to currently exercisable options and warrants.

(12) Reflects holdings as of December 31, 1994 reported in Schedule 13G filed with the SEC. Includes 14,550 shares subject to sole voting power and 2,176,500 shares subject to sole dispositive power. The beneficial owners' address is 1582 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, Chairman of FMR Corp., has reported beneficial ownership of the shares reported herein, as well.

(13) Reflects holdings as of December 31, 1994 reported in Schedule 13G filed with the SEC. The beneficial owners' address is One Post Office Square, Boston, Massachusetts 02109. Beneficial ownership of the shares listed herein consists exclusively of shared voting and dispositive power.

(14) Reflects more than 5% holdings as of December 31, 1994 reported in Schedule 13G filed with the SEC. The beneficial owners' address is 1166 Avenue of the Americas, New York, New York 10036.

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the 'reporting persons') to file reports of ownership and changes in ownership with the SEC by the tenth day of the calendar month following the month of the sale, and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports it has received, and written representations, if any, received from reporting persons with respect to the filing of such reports, the Company believes that all Section 16(a) filing requirements applicable to the reporting persons for the period April 1, 1994 to March 31, 1995 were made on a timely basis, except that Marshall Geller, a director of the Company, did not timely report his May 1995 sales of 15,000 shares of Common Stock, which were reported in July 1995.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Meeting, the stockholders will elect seven directors to hold office, subject to the provisions of the Company's By-laws, until the Annual Meeting of Stockholders in 1996 and until their respective successors shall have been duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted 'FOR' the election of the nominees set forth below. Proxies cannot be voted for a greater number of directors than the number of nominees named. Stockholders are not entitled to vote cumulatively in electing directors.

     Each nominee has consented to being named in the proxy statement and to serve if elected. However, if any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated by the Board of Directors, the persons named in the enclosed proxy, or their substitutes, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment.

     Each Company director may be required to be licensed or qualified to serve as a director of the Company by the gaming regulatory authorities in the jurisdictions in which the Company does business. All nominees are incumbent directors who have already met these requirements. In the event that any regulatory authority having jurisdiction over the Company finds a director unsuitable for directorship, that director shall become ineligible to serve on the Board of Directors and a majority of the remaining directors may appoint a qualified replacement to serve as a director until the next annual meeting of stockholders.

     The nominees for election as directors, together with certain information about them as of August 11, 1995, are as follows:

                                                          PRESENT POSITION(S)                        DIRECTOR
DIRECTOR NAME                                               WITH THE COMPANY                           SINCE         AGE
------------------------------------  ------------------------------------------------------------  -----------      ---
Edward Fishman......................  Chairman of the Board of Directors and Chief Executive            1985          52
                                      Officer
David Fishman.......................  Vice Chairman of the Board of Directors                           1985          47
Thomas E. Gallagher(1)(2)...........  Director                                                          1992          50
Marshall S. Geller(1)(2)............  Director                                                          1989          56
Howard Goldberg.....................  President, Chief Operating Officer and Director                   1986          50
Steven P. Perskie...................  Executive Vice President, General Counsel and Director            1994          50
Lee Seidler(1)......................  Director                                                          1987          60

------------------
(1) Member of the Audit Committee, of which Mr. Seidler is Chairman.

(2) Member of the Compensation Committee, of which Mr. Gallagher is Chairman.

     EDWARD FISHMAN has served as Chairman of the Board and Chief Executive Officer of the Company since 1985 and served as President during May 1993. His principal activities for the Company relate to marketing, long-range development and strategic planning. He has 16 years of marketing experience in the casino industry and he has served as a marketing consultant to Resorts International Casino Hotel in Atlantic City and Harrah's East Hotel/Casino.

     DAVID FISHMAN has served as the Company's Vice Chairman of the Board since 1985 and he served as Secretary from 1985 until May 1993. His principal activities for the Company relate to overall supervision of individual casino development and operations.

     THOMAS E. GALLAGHER has been President and Chief Executive Officer of The Griffin Group since April 1992. For the preceding 15 years, he was a partner in the law firm of Gibson, Dunn & Crutcher. Since November 1, 1993, he has served as a director, and since May 1995, he has served as President and Chief Executive Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International Inc.)

     MARSHALL S. GELLER is the Senior Managing Partner of M. Geller & Co., a merchant banking investment company. From April 1993 through July 1995, Mr. Geller was the Senior Managing Partner and founder of Golenberg & Geller, Inc., a merchant banking investment company. He served as the Company's interim President from November 1992 through April 1993. Mr. Geller served as Vice Chairman of Gruntal & Co., Inc., an investment banking firm, from 1988 to 1990. From 1967 until 1988, he was a Senior Managing Director of Bear Stearns & Co. Inc., an investment banking firm ('Bear Stearns'). He is currently interim Co-Chairman of Hexcel Corporation and a director of Value Vision International, Inc.

     HOWARD GOLDBERG became President of the Company in May 1993 and Chief Operating Officer shortly thereafter. Mr. Goldberg's duties relate principally to long-range development and strategic planning. Prior to joining the Company, he was the managing shareholder practicing law in the Atlantic City, New Jersey law firm of Horn, Goldberg, Gorny, Daniels, Plackter & Weiss ('Horn, Goldberg'), which is outside general counsel to the Company and has represented the Company since its inception. Since the advent of casino gaming in Atlantic City, Mr. Goldberg specialized in representing casinos in New Jersey and other jurisdictions for development and regulatory matters. Mr. Goldberg remains associated with Horn, Goldberg, but he does not currently engage in any firm-related activities other than on an occasional and incidental basis. The amount of the payments due to him from the firm is not affected by fees paid by the Company to the firm.

     STEVEN P. PERSKIE joined the Company's Board of Directors and became a Vice President and its General Counsel in May 1994 and became Executive Vice President in March 1995. His responsibilities include the development of opportunities for the Company in new and emerging gaming jurisdictions and strategic planning. From 1990 to May 1994, he served as Chairman of the New Jersey Casino Control Commission (the 'NJCCC'). Prior to joining the NJCCC, he served from January to October 1990 as Chief of Staff to Governor Jim Florio of the State of New Jersey. From October 1989 to January 1990, he was the Director of Transition for Governor-Elect Florio. For several years prior to October 1989, he was a presiding judge of the Superior Court in the State of New Jersey. He also served from 1971 through 1982 in the New Jersey Legislature, first as a member of the General Assembly and then as a member of the Senate. As a state legislator, he was the author and principal sponsor of the New Jersey Casino Control Act in 1977.

     LEE SEIDLER is a private investor. He is affiliated with Bear Stearns as Managing Director Emeritus. From 1981 to 1989, he was a Senior Managing Director of Bear Stearns. He is a director of Synthetic Industries, Inc., The Shubert Organization, Inc. and The Shubert Foundation.

     Edward and David Fishman are brothers. Howard Goldberg and Lee Seidler are brothers-in-law.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has permanent Audit and Compensation Committees. The membership and chairmanship of each of these Committees are determined from time to time by the Board of Directors. Only non-employee directors, however, may serve on the Audit Committee and the Compensation Committee.

     The Audit Committee held four meetings during the fiscal year ended March 31, 1995 ('Fiscal 1995') and the Compensation Committee held five meetings during Fiscal 1995. The members of both Committees also held informal discussions about Committee business.

     The Audit Committee's functions include: providing an avenue of communication among the Company's independent accountants, its management and the Board of Directors; recommending independent accountants and approving their compensation and services; considering the audit scope and plan; reviewing with management and the independent accountants the annual financial statements and matters relating to the audit; reviewing other matters relating to the Company's auditing procedures; reviewing interim financial reports; and reviewing the adequacy of various internal controls and procedures. The Company's Internal Audit Department reports directly to the Audit Committee. The Audit Committee continually reviews the plans, scope and work of the Internal Audit Department.

     The Compensation Committee's functions include: making recommendations regarding all forms of compensation to be paid to executive officers; establishing goals for executive compensation policies and monitoring the extent to which performance by executive officers fulfills such goals; and administering the Company's various stock option and stock incentive plans, including the determination of awards to be made under such plans.

     The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried on by the Board of Directors as a whole.

     The Company's Board of Directors met 18 times during Fiscal 1995, including telephonic meetings. No member of the Board of Directors participated in fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Edward Fishman, the Company's Chief Executive Officer, and to each of the Company's other four most highly compensated executive officers for the fiscal year ended March 31, 1995 (collectively, the 'Named Executives'):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION          ------------------------
                         FISCAL YEAR  -----------------------------------               SECURITIES      ALL OTHER
NAME AND PRINCIPAL         ENDING                           OTHER ANNUAL   RESTRICTED   UNDERLYING    COMPENSATION
  POSITION                MARCH 31,    SALARY      BONUS    COMPENSATION   STOCK AWARD    OPTIONS          (1)
-----------------------  -----------  ---------  ---------  -------------  -----------  -----------  ---------------
Edward Fishman ........        1995   $ 500,000  $ 250,000           --            --      600,000(1)           --
  Chairman of the              1994     325,000    437,500           --            --           --       $   5,175
  Board, Chief                 1993     226,993    100,000           --            --      112,500(2)        6,900
  Executive Officer
  and Director
David Fishman .........        1995   $ 500,000  $ 250,000           --            --      600,000(1)    $  13,400(3)
  Vice Chairman of             1994     325,000    437,500           --            --           --           3,645
  the Board                    1993     226,993    200,000           --            --      337,500(2)(4)     3,457
  and Director
Howard Goldberg .......        1995   $ 500,000  $ 250,000           --            --      600,000(1)    $   6,088(3)
  President, Chief             1994     283,214(5) 437,500    $   5,500(6)  $ 887,500(7)   431,250(8)        3,595
  Operating                    1993          --         --       16,000(6)         --       56,250(2)           --
  Officer and
  Director
Peter J. Aranow .......        1995   $ 300,000  $ 150,000           --            --       45,000(9)    $   4,404(3)
  Executive Vice               1994     170,470(5) 250,000           --    $ 177,500(10)   225,000(11)       3,705
  President and                1993          --         --           --            --           --             --
  Chief Financial
  Officer
Steven P. Perskie .....        1995   $ 122,019(5) $ 150,000          --           --      150,000(12)    $   6,079(3)
  Executive Vice               1994          --         --           --            --           --             --
  President, General           1993          --         --           --            --           --             --
  Counsel and
  Director

------------------
 (1) Includes 150,000 shares subject to options granted on April 14, 1994, with an exercise price of $11.50 per share and 450,000 shares subject to options granted on March 1, 1995, with an exercise price of $16.50 per share. See 'Stock Option Grants.'

 (2) Exercisability of options for 112,500 shares granted to each of Edward Fishman and David Fishman and options for 56,250 shares granted to Mr. Goldberg were conditioned on the Company meeting earnings goals for Fiscal 1993. The goals were not met and such options lapsed without becoming exercisable.

 (3) Represents the following life insurance premium payments made by the Company during Fiscal 1995 with respect to policies for which the beneficiary is not the Company: David Fishman ($2,900); Howard Goldberg ($3,595); and Peter Aranow ($2,519). Also includes $10,500 in perquisites for Mr. David Fishman, $2,493 in additional disability income protection for Mr. Goldberg, $1,885 in additional disability income protection for Mr. Aranow and $6,079 in reimbursed COBRA payments for Mr. Perskie.

 (4) Includes 225,000 shares subject to immediately exercisable options granted on February 17, 1993 with an exercise price of $6.25 per share. Also includes 112,500 shares subject to options granted during Fiscal 1993 that lapsed. See Note 2.

 (5) Represents fiscal year compensation following May 19, 1993 for Howard Goldberg, May 26, 1993 for Peter Aranow and May 2, 1994 for Steven Perskie, the dates when each became an officer.

 (6) Represents directors fees before Mr. Goldberg became an officer.

 (7) Represents restricted stock grant of 75,000 shares of Common Stock awarded to Mr. Goldberg upon his joining the Company as an officer, valued at $11.83 per share, the fair market value of the shares on the date of award.

 (8) Includes 375,000 shares subject to options granted on May 19, 1993 with an exercise price of $11.83 per share. The options vest at 18,750 shares per month during the first year and 6,250 per month in the second and third years. Also includes 56,250 shares subject to options which were granted to Mr. Goldberg while he served as a non-employee Director, before he became President of the Company.

 (9) Includes 45,000 shares subject to options granted on April 14, 1994, with an exercise price of $11.50. The options vest 20% on each of the first and second anniversaries of the date of the grant, respectively, and the remaining 60% of the options vest on the third anniversary of the date of grant.

(10) Represents restricted stock grant of 15,000 shares of Common Stock awarded to Mr. Aranow upon his joining the Company as an officer, valued at $11.83 per share, the fair market value of the shares on the date of award.

(11) Represents grant of options to purchase 225,000 shares on May 26, 1993 with an exercise price of $11.83 per share. The options vest in equal monthly installments over 36 months.

(12) Includes 150,000 shares subject to options granted on May 2, 1994, with an exercise price of $13.25 per share. The options vest 20% on each of the first and second anniversaries of the date of the grant, respectively, and the remaining 60% of the options vest on the third anniversary of the date of grant.

     No other annual compensation or long-term incentive plan payouts were paid during the fiscal year ending March 31, 1995.

STOCK OPTION GRANTS

     The following table relates to options granted to the Named Executives during the fiscal year ended March 31, 1995.

                       OPTIONS GRANTS IN LAST FISCAL YEAR


                                                                                             POTENTIAL
                                                                                          REALIZABLE VALUE
                                                 INDIVIDUAL GRANTS                       AT ASSUMED ANNUAL
                                ----------------------------------------------------          RATES OF
                                             % OF TOTAL                                     STOCK PRICE
                                               OPTIONS                                    APPRECIATION FOR
                                             GRANTED TO      EXERCISE                       OPTION TERMS
                                 OPTIONS    EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
             NAME                GRANTED     FISCAL YEAR     PER SHARE      DATE          5%           10%
------------------------------  ---------  ---------------  -----------  -----------  -----------  -----------
Edward Fishman ...............  150,000(1)(2)    6.6%       $   11.50     4/14/99     $   476,586  $ 1,053,130
                                450,000(3)      19.9%       $   16.50     3/31/01(3)    2,184,613    4,868,122
David Fishman ................  150,000(1)(2)    6.6%       $   11.50     4/14/99         476,586    1,053,130
                                450,000(3)      19.9%       $   16.50     3/31/01(3)    2,184,613    4,868,122
Howard Goldberg ..............  150,000(1)(2)    6.6%       $   11.50     4/14/99         476,586    1,053,130
                                450,000(3)      19.9%       $   16.50     3/31/01(3)    2,184,613    4,868,122
Peter J. Aranow ..............   45,000(1)(2)    2.0%       $   11.50     4/14/99         142,976      315,939
Steven P. Perskie ............  150,000(1)(4)    6.6%       $   13.25      5/2/99         549,110    1,213,389

------------------
(1) Options vest in 20%, 20% and 60% increments on the first, second and third anniversaries of the date of grant.

(2) Options were granted on April 14, 1994.

(3) Options vest in 20% increments on each of the first through fifth anniversaries of March 31, 1995. These options expire on March 31, 2000, except for the final vested increment, which expires one year following vesting, on March 31, 2001.

(4) Options were granted on May 2, 1994.

STOCK OPTION EXERCISES

     The following table relates to options exercised during the fiscal year ended March 31, 1995, and options outstanding at the year end. The table does not include warrants which were acquired in a 1992 private placement on the same terms as were paid by other unaffiliated investors.

                      AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUE


                                                               NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT            IN-THE-MONEY OPTIONS
                                      SHARES                       MARCH 31, 1995            AT MARCH 31, 1995
                                    ACQUIRED ON     VALUE    --------------------------  -------------------------
              NAME                   EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  -------------  ---------  -----------  -------------  -----------  ------------
Edward Fishman...................           --           --          --       600,000             --   $2,149,980
David Fishman....................           --           --     225,000       600,000    $ 2,831,243   $2,149,980
Howard Goldberg..................       22,500    $ 283,125     388,751       687,499    $ 3,537,807   $2,762,470
Peter J. Aranow..................           --           --     137,501       132,499    $   962,502   $  942,489
Steven P. Perskie................           --           --          --       150,000             --   $  837,495

------------------
(1) Based upon the difference between the Nasdaq National Market closing quotation for the Common Stock and the exercise price on the date of exercise multiplied by the number of shares acquired upon exercise.

(2) Based upon the aggregate sum of the positive difference between the Nasdaq National Market closing quotation for the Common Stock on March 31, 1995 and the exercise price for each option.

EMPLOYMENT AGREEMENTS

     Mr. Goldberg has an employment agreement with the Company for a three year term ending May 19, 1996, to serve as President and Chief Operating Officer. His annual contractual base compensation is at least $400,000, including a guaranteed bonus of $75,000, provided that his annual base compensation shall not be less than the amount granted to Edward Fishman or David Fishman. He is entitled to performance bonuses in accordance with a specified formula. In the event of his death, his estate is entitled to an additional three months of his base compensation as well as other amounts earned under bonus and other arrangements to the date of his death. In the event of a termination or constructive termination without cause (as those terms are defined in the agreement), he will be entitled to receive, among other benefits, base compensation and continued performance bonuses for a period to the end of the agreement term or 12 months, whichever is longer, which amounts may be payable in a lump sum discounted to present value. If Mr. Goldberg's employment terminates on a change in control of the Company (as defined in the agreement) he will be entitled to the present value of similar benefits payable as a lump sum. The agreement also provides for certain life and disability insurance coverage as well as other fringe benefits. Under the terms of this agreement, upon joining the Company, Mr. Goldberg received an award of 75,000 shares of the Company's Common Stock and a five-year option for 375,000 shares becoming exercisable in installments at $11.83 per share.

     Mr. Aranow has an employment agreement with the Company for a three-year term ending May 26, 1996, to serve as Executive Vice President and Chief Financial Officer. His initial annual contractual base compensation is $200,000, which increases by $50,000 in the second and third years, in addition to which he is entitled to a $50,000 annual guaranteed bonus. He is entitled to a minimum annual performance bonus in accordance with a specified formula. Mr. Aranow's agreement has provisions comparable to Mr. Goldberg's agreement for benefits on death, termination or constructive termination without cause and termination after a change in control of the Company. Under the terms of the agreement, upon joining the Company Mr. Aranow received an award of 15,000 shares of the Company's Common Stock and a five-year option for 225,000 shares exercisable in installments at $11.83 per share.

     Mr. Perskie has an employment agreement with the Company for a three-year term ending May 1, 1997, to serve as Executive Vice President and General Counsel. His initial annual contractual salary was $135,000, with minimum increases of $50,000 in the second and third years. Under the terms of the agreement, upon joining the Company he received a five-year option to purchase 150,000 shares, exercisable in installments at $13.25 per share.

     Each of the three executive employment agreements referred to above contains certain restrictions on competitive activities after the termination of employment.

STOCK PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended March 31, 1995 with the cumulative return on the Dow Jones Casinos Index ('DJ Casinos Index') and the Standard & Poor's 500 Stock Index ('S&P 500'). In accordance with SEC rules, the Company used the Dow Jones Entertainment & Leisure Index ('DJ Entertainment & Leisure Index') as a comparative index last year along with the DJ Casinos Index, which became available for comparative purposes only last year. The Company replaced the DJ Entertainment & Leisure Index with the DJ Casinos Index last year because the Company believes that the DJ Casinos Index better reflects the Company's performance among peers, since such index is comprised exclusively of publicly traded gaming companies. The DJ Entertainment & Leisure Index combines the performance of publicly traded gaming companies with the performance of publicly traded hospitality and entertainment companies.

     The following table illustrates various returns for the Company's Common Stock, the S&P 500 and the DJ Casinos Index, assuming $100 was invested in the Company's Common Stock on March 31, 1990 in each of the foregoing indices and assumes the reinvestment of any dividends (no dividends have been paid on the Company's Common Stock).

                          TOTAL RETURN TO STOCKHOLDERS
                             (DIVIDENDS REINVESTED)

                          [ STOCK PERFORMANCE GRAPH ]


                                                                    3/90       3/91       3/92       3/93       3/94       3/95
Players International, Inc......................................     100        110        102        357        651        886
S&P 500.........................................................     100        114        127        146        149        172
DJ Casinos......................................................     100        105        146        201        251        288

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     Pursuant to SEC rules, the Compensation Committee of the Board of Directors has prepared the following report for inclusion in this Proxy Statement addressing the Company's executive compensation policies for Fiscal 1995 and certain subsequent developments. The Compensation Committee is composed presently of two non-employee directors of the Company: Thomas E. Gallagher (Chairman) and Marshall S. Geller. See 'Compensation Committee Interlocks and Insider Participation.'

COMPENSATION POLICIES

     The Company's compensation package consists of the following major components: base compensation, performance bonuses, stock options and stock awards.

     The Company's compensation policies for its executives are intended to further the interests of the Company and its stockholders by encouraging the growth of its business and its earnings on a stable and consistent basis through securing, retaining and motivating management employees of high caliber who possess skills useful to the development and growth of the Company.

     The compensation package awarded to the Company's three principal executive officers during Fiscal 1995 reflects the continuing view of its Board of Directors that the Company's Chairman, Vice Chairman, and President work as a team, with each of them contributing his own area of expertise to the Company. Because the skills and experience of these three officers are diverse but complementary, it is often difficult to distinguish the individual contributions made by these officers. For this reason, the Company has established similar base compensation for each of these officers and has made similar grants of options. When individual efforts have merited additional recognition, the Company has supplemented the normal compensation package with awards of additional compensation such as stock options or bonuses. During Fiscal 1995, the Company reported noteworthy financial and operating results, achieved continued success as a riverboat casino operator, initiated major expansion programs and became recognized as a significant factor in the gaming industry. During this period, each of the Company's riverboats generated substantial cash flow and operating earnings, and the Company's Lake Charles riverboat was one of the largest revenue producing riverboat casinos in the United States. In light of these accomplishments in Fiscal 1995, the Compensation Committee determined to reward the continuing successful efforts of the Company's senior management with the substantial supplemental bonuses and awards of stock options as described below.

BASE COMPENSATION

     The base compensation paid to the Company's officers is influenced significantly by the need to attract and retain management employees with high levels of expertise. Moreover, the casino industry is continuing to undergo significant expansion. With the advent of riverboat and dockside gaming and the proliferation of jurisdictions in which gaming is permitted, the Company competes with other companies (companies that often have greater resources than the Company or locations that officers may consider more desirable for relocation than the Company's) for a limited pool of experienced and skilled officers. As employment opportunities have increased in the gaming industry, the demand for officers has exceeded the supply of available personnel. Potential officers are not only being sought by an increased number of companies but also are seeking opportunities in which they may capitalize upon the entrepreneurial nature of the riverboat and dockside gaming industry to establish companies on their own.

     The Compensation Committee has continued to review publicly available information in the casino industry to determine the level of base compensation necessary to remain competitive and accomplish the goal of attracting and retaining high caliber executives. Accordingly, the Compensation Committee has relied upon information relating to base compensation paid to officers of land-based casinos and riverboat and dockside gaming companies. During Fiscal 1995, the Compensation

Committee believes that the base compensation paid to its senior executives was in the upper middle range of compensation for comparable positions in the casino industry.

     During Fiscal 1995, the Compensation Committee implemented its decision to eliminate the concept of 'guaranteed' bonuses and established base salaries at levels that take into account the responsibilities and expectations placed upon these executives as well as the competitive factors referenced above. Accordingly for Fiscal 1996, the Compensation Committee established base compensation in the form of direct salaries for each of Edward Fishman, David Fishman and Howard Goldberg at $500,000 per year and base compensation for Peter Aranow and Steven Perskie of $350,000 and $325,000 per year, respectively. It is further understood with such executives that, notwithstanding the terms of employment agreements with such executives, any bonus compensation will be based solely upon the individual performance of each executive. In the opinion of the Compensation Committee, the levels of base compensation established for the Company's officers for Fiscal 1996 continue to be in the upper middle range of base compensation paid in the casino industry generally.

PERFORMANCE BONUSES

     The Company uses performance bonuses in its executive compensation packages to recognize the achievement of certain goals by the Company as a whole and to reward extraordinary performance by individual executives. In keeping with the Company's philosophy to award executives for the impact that their decisions have on the Company's and its subsidiaries' financial operations, the Company has made a distinction in how it awards bonus compensation to its executive officers and to other members of its senior management. Compensation granted to senior executive officers has generally been linked to the net income earned by the Company. Bonus compensation awarded to the Company's other senior management has generally been more closely aligned with the operating performance of the specific operating entity or subsidiary for which the individual works primarily and is based upon performance criteria related to that entity, usually measured by its operating earnings rather than the net income earned by the Company as a whole. Executives whose assignments relate primarily to particular projects are judged largely on the results of such projects.

     For Fiscal 1995, Edward Fishman, David Fishman and Howard Goldberg earned performance bonuses of $250,000 each and Peter Aranow and Steven Perskie earned performance bonuses of $150,000 and $100,000, respectively. Mr. Perskie also earned a $50,000 bonus pursuant to the terms of his employment agreement. The performance bonuses were based upon the Company's achievement of 100% of the performance targets established by the Board of Directors for Fiscal 1995.

STOCK OPTIONS

     The third component of the Company's compensation package consists of the granting of stock options. Historically, the Company has relied heavily upon the grant of stock options as part of its executive compensation policy. The Company believes that the granting of stock options encourages its officers to achieve long-term goals and objectives that are consistent with results that benefit the Company's stockholders. In addition, in view of the increased entrepreneurial opportunities available to individual executives in the riverboat casino industry, the Company believes that the grant of opportunities for an equity stake in the Company will be increasingly important in attracting and retaining key executives.

     During the past several years, the efforts of the Company's three senior executives, Edward Fishman, David Fishman, and Howard Goldberg, and the cooperative and complementary nature of those efforts, have been critical to the success of the Company. In April 1994, as previously disclosed in the Company's Proxy Statement in connection with its 1994 Annual Meeting, the Compensation Committee approved the grant of 150,000 options to each of such persons in recognition of their efforts and achievements with respect to the fiscal year ended March 31, 1994.

     During the months of January and February, 1995, the Compensation Committee conducted an extensive review of the efforts of each senior executive and evaluated each senior executive's performance with respect to Fiscal 1995. The Compensation Committee's conclusion following such review was that the continuation of the efforts and the nature of the involvement by these three persons was extremely important to the Company's growth and financial performance through the remainder of this decade. Consequently, the Compensation Committee sought to assure the long-term commitment of such executives to the Company during this period by the award of significant stock options in the amount of 450,000 shares for each such person, with the vesting of such options occurring in equal tranches of 90,000 shares in each of the succeeding five fiscal years, such vesting to commence at the close of the present fiscal year on March 31, 1996. This delayed and extended five-year vesting period contrasts with the three-year vesting customarily employed by the Company as described below.

     The Compensation Committee believes that this lengthy vesting period will assist the Company in retaining the services of these executives while at the same time serve to align their long term economic interests with those of the Company's other stockholders. It is also the understanding of the Compensation Committee with such executives that the award of the foregoing options should be sufficient incentives during such five year period and that, in the absence of truly extraordinary performance on an individual basis, no additional options would be expected to be granted to any of such persons during this five-year vesting period.

     In April 1994, the Compensation Committee granted options to purchase 45,000 shares to Peter Aranow in recognition of his efforts and achievements during the fiscal year ended March 31, 1994. Also in Fiscal 1995, Mr. Perskie was awarded options to purchase 150,000 shares in connection with his employment agreement and the commencement of his employment with the Company. The options granted to Mr. Aranow and Mr. Perskie vest in the manner customarily used by the Company with respect to other grants of employee options (i.e., 20% on the first and second anniversaries of the date of grant and 60% on the third anniversary).

     All of the foregoing options were awarded at exercise prices equal to the closing price of the Company's Common Stock on the relevant date of grant.

COMPENSATION AWARDED TO THE CHIEF EXECUTIVE OFFICER

     Edward Fishman, Chairman of the Board (Chief Executive Officer), was awarded in Fiscal 1995 a compensation package similar to that of the other senior executive officers of the Company in accordance with the compensation policies discussed above.

     The Chairman, Vice Chairman, and President have traditionally received the same base compensation for each fiscal year. Adjustments have been made from time to time to their individual compensation through bonuses and stock options to reflect extraordinary achievements. Mr. Edward Fishman's base compensation for Fiscal 1995 was $500,000 as compared to $400,000 (including a guaranteed bonus of $75,000) for Fiscal 1994. Mr. Fishman also received a performance bonus of $250,000 as described above as a result of the achievement by the Company of 100% of performance targets established by the Board.

     For Fiscal 1996, Edward Fishman, David Fishman and Howard Goldberg have been awarded base salaries of $500,000 each, with no provision for any guaranteed annual bonuses. The Compensation Committee has agreed with such executives that it will consider the award of performance bonuses based upon individual performance achievements during Fiscal 1996, but such bonuses are subject to the discretion of the Compensation Committee on a case by case basis, with no assurance that bonuses in any particular amount would be awarded or that any bonus would necessarily bear any relation to any bonus awarded to any other officer. The Compensation Committee expects that extraordinary efforts and financial success will continue to merit performance bonuses.

                           THE COMPENSATION COMMITTEE
                           Thomas E. Gallagher (Chairman)
                           Marshall S. Geller

                           COMPENSATION OF DIRECTORS

     During Fiscal 1995, directors who were not also full-time employees of the Company received compensation at an annual rate of $40,000, payable in quarterly installments, and options for 22,500 shares of the Company's Common Stock exercisable at a price equal to the fair market value per share of Common Stock on the date of grant. In addition, directors are paid an attendance fee of $500 for physical attendance at Board or Committee meetings and $250 for attendance by telephone at such meetings. Fees for Committee meetings are limited to one fee per day (in addition to a Board meeting attendance fee). Committee chairs receive an additional fee of $3,500 per year. The Company also reimburses its directors for reasonable expenses incurred in attending Board or Committee meetings.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Thomas E. Gallagher (Chairman) and Marshall S. Geller. Mr. Gallagher has never served as an officer of the Company or any subsidiary of the Company. Between November 1992 and May 1, 1993, Mr. Geller served as the President on an interim basis (after serving as an outside director since 1989). Mr. Gallagher is President and Chief Executive Officer of The Griffin Group, with which the Company has material business relationships. See 'Certain Transactions.'

     Mr. Geller was a director of Amerihost Properties, Inc. ('Amerihost') and the merchant banking firm with which Mr. Geller was previously affiliated, Golenberg & Geller, Inc. ('GGI'), served from February 1992 until May 1994 as a consultant to Amerihost for which it received a monthly retainer. Amerihost is a party to a joint venture agreement dated May 6, 1993, with the Company relating to the development and operation of a hotel and ancillary facilities adjacent to the landing for the Company's riverboat casino in Metropolis, Illinois (the 'Hotel Joint Venture'). For services that GGI rendered to Amerihost, including but not limited to its introduction of Amerihost and the Company and its efforts relating to the Hotel Joint Venture, Amerihost transferred, in 1994, a 12 1/2% interest from its share of the Hotel Joint Venture to GGI.

     The Company entered into a consulting arrangement with Mr. Geller during Fiscal 1995 pursuant to which the Company paid Mr. Geller a $50,000 fee for consulting services related to the Company's pending purchase of The Downtowner Hotel (now known as The Players Hotel) in Lake Charles, Louisiana.

                              CERTAIN TRANSACTIONS

THE GRIFFIN GROUP LICENSE AGREEMENT

     The Company and The Griffin Group entered into a License and Services Agreement (the 'Griffin License') on December 8, 1992, which was modified in June 1993, under which the Company has the right to use the name and likeness of Mr. Merv Griffin in television, radio, outdoor media and print advertisements. The Griffin License covers all Company riverboat and dockside casinos. Mr. Griffin also agreed to serve as the spokesperson for the Company's casinos and to render other marketing and consulting services, including personal appearances and participation in events.

     The Company has the exclusive right to Mr. Griffin's services and the use of his name and likeness in the riverboat and dockside casino industry, except that Mr. Griffin reserves the right to represent casinos that are part of Griffin Gaming & Entertainment, Inc. (formerly known as Resorts International, Inc., 'GG&E'). Mr. Griffin's only current commitment to GG&E relates to GG&E's land based casino in Atlantic City, New Jersey, although GG&E is believed to be examining the possibility of acquiring or developing casinos at one or more locations. Mr. Griffin is Chairman of the Board and a significant stockholder of GG&E.

     As consideration for the license, the Company issued warrants to The Griffin Group covering 2,100,000 shares of the Company's Common Stock, exercisable at $2.67 per share (the 'License

Warrants'). The License Warrants vest and become exercisable to the extent of 525,000 shares on the commencement of each year of the term of the Griffin License, and they expire on December 31, 1996.

     The Griffin Group will be entitled to a minimum fee of $50,000 per year for each Company riverboat casino, except that such fee does not apply to the Company's riverboat at Metropolis, Illinois and the Company's original Lake Charles, Louisiana riverboat during the initial four-year term of the Griffin License. The Griffin Group also will be entitled to compensation for each casino, except at the Company's Metropolis riverboat and the Company's original Lake Charles riverboat during the initial four-year term of the Griffin License, based upon a percentage of earnings per fiscal year before depreciation, interest and taxes ('EBDIT') of that riverboat casino complex (as defined), in the following cumulative amounts: to the extent that EBDIT per complex is $15 million or less, the payment is two-thirds of 1% of EBDIT (against which any minimum of $50,000 payment for the particular riverboat will be credited); to the extent that EBDIT per complex is more than $15 million but no more than $30 million, the additional payment is 1% of EBDIT in excess of $15 million; and to the extent that EBDIT per complex is more than $30 million, the additional payments will be 1.5% of EBDIT in excess of $30 million. It is also entitled to reimbursement of certain expenses and indemnification against certain claims. As of August 4, 1995, the Company has not paid any cash compensation to The Griffin Group under this arrangement. The Company and The Griffin Group are negotiating the terms of the EBDIT-based license fee applicable to the Company's Star riverboat, which opened in Lake Charles, Louisiana in April 1995, and the Players Island ResortoCasinooSpa, a land-based gaming facility in Mesquite, Nevada which opened in June 1995.

     Mr. Griffin will be entitled to additional compensation, as negotiated in good faith, if he hosts, produces or performs in any shows at a Company casino.

     The Company has the option to renew the Griffin License indefinitely from year-to-year after expiration of the initial term on December 31, 1996. If Mr. Griffin dies or becomes disabled, the compensation of The Griffin Group remains unchanged for the balance of the then current term. If the Company elects to renew the agreement thereafter, then the compensation the Company will be required to pay is only a $50,000 annual fee per complex, but not the EBDIT-based fee. The Griffin Group may terminate the Griffin License (i) if the Company commits certain improprieties, (ii) as a result of defaults under the Griffin License or (iii) as a result of a 'Change in Control' (as defined) of the Company. The Company has certain limited rights to terminate the Griffin License.

     During Fiscal 1994, the Company paid $75,000 and gave options to purchase 15,000 shares exercisable at $13.25 per share to a hotel consultant who introduced the Company to the possibility of developing a riverboat casino complex in Lake Charles adjacent to the Downtowner Hotel (now known as the Players Hotel) and who assisted the Company in negotiating and evaluating the option agreement for its Lake Charles site. Subsequent to performing his introductory services, the consultant became an officer of The Griffin Group.

PRIVATE PLACEMENT

     The Company and a subsidiary completed a private placement of units of securities in June 1992 in connection with the financing of the riverboat casino at Metropolis, Illinois. The units consisted of exchangeable debentures of the Company's Metropolis riverboat operating subsidiary (the 'Debentures,' issued in two series, the 'Series A Debentures' and the 'Series B Debentures') and warrants to purchase shares of the Company's Common Stock. The Debentures were exchangeable into shares of the Company's Common Stock at the rate of 417 shares of Common Stock per $1,000 principal amount of Debentures (approximately $2.46 principal amount of Debentures per share of Common Stock). As a result of the Debentures being called for redemption, all of the Debentures were exchanged for an aggregate of 2,082,705 shares of the Company's Common Stock on or shortly before the redemption date of June 28, 1993. The warrants issued by the Company permitted the purchase of shares of the Company's Common Stock at $2.46 per share prior to the date the Metropolis riverboat casino commenced operations and thereafter at $3.00 per share. The warrants expired February 23, 1995.

     The purchase price per unit as well as the features of the Debentures and the warrants were determined in the first instance pursuant to arms-length negotiations between the Company and The Griffin Group, which purchased all $2,250,000 principal amount of Series A Debentures that were issued and warrants to purchase 2,922,000 shares of Common Stock for an aggregate purchase price of $2,250,000. Prior to its purchase in the private placement, The Griffin Group was not a substantial investor in the Company, did not have a representative on the Company's Board of Directors and had not entered into the Griffin License. Warrants were issued in the units with Series A Debentures to The Griffin Group at the rate of approximately one warrant to purchase 1,299 shares for each $1,000 principal amount of Debentures.

     The remainder of the purchasers in the June 1992 private placement purchased Series B Debentures and warrants for a total consideration of $3,565,000. The Series B Debentures were substantially identical to the Series A Debentures. Investors in the units containing Series B Debentures received warrants to purchase approximately 342 shares (as compared to warrants to purchase 1,299 shares issued to The Griffin Group) for each $1,000 principal amount of Debentures. Each of Edward Fishman, David Fishman, Stanley Harfenist (a former officer and director of the Company), Howard Goldberg (who was then a director but not an officer of the Company), Stanley Fishman (a former director of the Company) and Bruce Allbright (a former director of the Company) purchased $100,000 principal amount of Series B Debentures and received warrants to purchase 51,294 shares of Common Stock. Messrs. Marshall Geller, Harvey Goldberg (a former officer of the Company) and Peter Aranow (who was not then a Company officer) purchased $350,000, $50,000 and $50,000 principal amount of Series B Debentures, respectively, and received warrants to purchase 179,529, 25,467 and 25,647 shares, respectively. The total investment by current and former Company directors and officers was $1,050,000. Other investors who were not directors or officers of the Company (some of whom were related to one or more current or former directors or officers) purchased units identical to those purchased by the directors and officers for the same consideration per unit paid by the directors and officers.

TRANSACTIONS WITH MII

     During the year ended March 31, 1995, the Company purchased approximately $306,000 of merchandise from Marketing Innovations International, Inc. ('MII'). Edward and David Fishman, along with their brother, Stanley Fishman (who resigned as a director of the Company effective March 31, 1994), own a majority of the common stock of MII. The Company expects to continue to purchase merchandise from MII. In the opinion of the Company, the merchandise purchased from MII is at prices comparable to that which could have been obtained from unaffiliated vendors for comparable merchandise.

LEGAL FEES

     The law firm of Horn, Goldberg, Gorny, Daniels, Plackter & Weiss performed legal services for the Company during Fiscal 1995 for which it was paid fees in the aggregate amount of $1,293,000. Mr. Howard Goldberg was an active member of the firm through May 1993, when he became President of the Company. Mr. Goldberg remains associated with Horn, Goldberg, but he does not currently engage in any firm-related activities other than on an occasional and incidental basis. The amount of the payments due to him from the firm is not affected by fees paid by the Company to the firm. The Company believes that the fees paid to the firm for the foregoing legal services were no less favorable to the Company than the fees that could have been obtained from unaffiliated parties for comparable services.

CONSULTING ARRANGEMENT WITH MR. SEIDLER

     Mr. Seidler was engaged to render special services to assist the Company in obtaining one or more gaming licenses in the State of Florida. Under such arrangement, the Company agreed to pay a retainer of $10,000 per month from February through September 1994, after which the Company exercised its option to discontinue the monthly retainer. The Company paid Mr. Seidler a total of

$70,000 under the arrangement. If Mr. Seidler had obtained Florida gaming licenses as a result of such efforts, he would have been entitled to five-year options to purchase 150,000 shares of the Company's Common Stock exercisable at the fair market value of the stock on the option issuance date ('Consulting Options'). Mr. Seidler's right to receive Consulting Options for Florida development projects has terminated. However, the Board of Directors of the Company has approved an arrangement with Mr. Seidler for consulting services to assist the Company in obtaining a gaming license in Canada. Under such arrangement, the Company would pay Mr. Seidler $250,000 in the event the Company succeeds in obtaining such gaming license and would pay $100,000 per year thereafter for each year that the Company is involved in the ownership or management of such casino.

                                 PROPOSAL NO. 2

               APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED
                           1993 STOCK INCENTIVE PLAN

                                      AND

                                 PROPOSAL NO. 3

                          APPROVAL OF AMENDMENT TO THE
                      1994 DIRECTORS STOCK INCENTIVE PLAN

     At the Meeting, there will be presented to the stockholders Proposal No. 2 to approve and ratify an amendment (the '1993 Plan Amendment') to the 1993 Plan and Proposal No. 3 to approve and ratify an amendment (the '1994 Plan Amendment') to the 1994 Plan. If the proposals are approved, the 1993 Plan and the 1994 Plan will be amended to (i) comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), (ii) clarify the administrative powers of the committees that administer the 1993 Plan and 1994 Plan, (iii) establish a minimum option price for non-qualified stock options, (iv) clarify the amendment and termination provisions of the 1993 Plan and 1994 Plan, and (v) make such other administrative, technical and miscellaneous changes set forth herein. On July 20, 1995, the Board of Directors adopted the 1993 Plan Amendment and the 1994 Plan Amendment, subject to Stockholder approval at the Meeting. The 1993 Plan Amendment and the 1994 Plan Amendment will not be effective unless or until Stockholder approval is obtained.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the Meeting in person or by proxy and entitled to vote thereon is required to approve (i) the 1993 Amendment and (ii) the 1994 Amendment. Abstentions and broker non-votes will be included in calculating the shares of Common Stock present at the Meeting, but will not be counted as affirmative votes with respect to Proposal Nos. 2 and 3 (i.e., the number of affirmative votes must exceed the combined number of 'no' votes and abstentions).

DESCRIPTION OF THE 1993 PLAN

     The terms of the 1993 Plan Amendment are set forth as Exhibit A to this Proxy Statement, and the description of the 1993 Plan contained herein is qualified in its entirety by reference to the 1993 Plan.

     In September 1993, the stockholders of the Company approved the 1993 Plan. The 1993 Plan provides for the grant to key employees (including employees who are members of the Board of Directors) and directors who are not full-time employees of the Company ('Non-employee Directors') of incentive compensation in the form of incentive stock options ('ISOs'), nonqualified stock options ('NQSOs'), stock appreciation rights ('SARs') and awards of stock (including restricted stock grants) ('Awards' and together with ISOs, NQSOs and SARs, 'Grants'). The 1993 Plan permits Grants with respect to an aggregate of 3,000,000 shares, 2,713,500 shares of which previously have been granted.

     A Board committee (the 'Committee') or the entire Board, if all members of the Board are 'Disinterested Directors' (as defined), may select the persons (other than Non-employee Directors) to receive Grants under the 1993 Plan (the '1993 Grantees') from among the persons who may participate in the 1993 Plan and, subject to the terms of the 1993 Plan, may determine the number of shares of Common Stock subject to a particular Grant and the terms of each Grant.

     The exercise price of an ISO is the fair market value per share of Common Stock on the date the ISO is granted. The exercise price of an NQSO may be greater, lesser or equal to the fair market value per share of Common Stock on the date of grant. The minimum exercise price of Common Stock subject to an NQSO under the 1993 Plan, as amended by the 1993 Plan Amendment, would be the fair market value per share of Common Stock on the date the NQSO is granted. The exercise period for an ISO and an NQSO may not exceed ten years from the date of grant. The Committee, in its sole discretion, may grant SARs to a Grantee, other than a member of the Committee. Each SAR represents the right to surrender to the Company, in whole or in part, an option, and to receive in exchange therefor payment of cash or Common Stock, at the Committee's election, in an amount equal to the excess of the fair market value of the shares of Common Stock subject to the surrendered option over the aggregate exercise price thereof.

DESCRIPTION OF THE 1994 PLAN

     The terms of the 1994 Plan Amendment are set forth as Exhibit B to this Proxy Statement, and the description of the 1994 Plan contained herein is qualified in its entirety by reference to the 1994 Plan.

     In September 1994, the stockholders of the Company approved the 1994 Plan. The 1994 Plan provides for the grant to members of the Board of Directors (including Non-employee Directors, 'Directors') of the Company and any affiliate of incentive compensation in the form of ISOs, NQSOs, SARs and Awards. The 1994 Plan permits Grants with respect to an aggregate of 900,000 shares of Common Stock, 127,500 shares of which previously have been granted.

     A Committee consisting of not less than two Disinterested Directors, may select the Directors (other than Non-employee Directors) to receive grants under the 1994 Plan (the '1994 Grantees') and, subject to the terms of the 1994 Plan, may determine the number of shares of Common Stock subject to a particular Grant and the terms of each Grant. As of August 4, 1995, there were seven Directors who were eligible to participate in the 1994 Plan, including three Non-employee Directors. Non-employee Directors only are entitled to receive automatic annual grants of NQSOs to purchase 22,500 shares of Common Stock with an exercise price equal to the fair market value per share of Common Stock subject to such NQSO, and such grants become 100% exercisable on the first anniversary of the date of grant.

     The exercise price of Common Stock subject to an ISO is the fair market value of such stock on the date the stock option is granted. The exercise price of an NQSO granted to a Director, other than a Non-employee Director, may be greater, lesser or equal to the fair market value per share of Common Stock on the date of grant. The minimum exercise price of Common Stock subject to an NQSO under the 1994 Plan, as amended by the 1994 Plan Amendment, would be the fair market value per share of Common Stock on the date the NQSO is granted. The exercise period for an ISO and an NQSO may not exceed ten years from the date of grant. The Committee, in its sole discretion, may grant SARs to a Grantee. Each SAR represents the right to surrender to the Company, in whole or in part, an option, and to receive in exchange therefor payment by the Company of an amount of cash or Common Stock at the Committee's election, equal to the excess of the fair market value of the shares of Common Stock subject to the surrendered option over the aggregate exercise price thereof. All Options granted to a member of the Committee provide for SARs and the Grantee has the right to determine the method of payment.

EFFECT OF 1993 PLAN AMENDMENT AND 1994 PLAN AMENDMENT

     The Board of Directors has approved each of the 1993 Plan Amendment and the 1994 Plan Amendment, subject to stockholder approval, to provide the following:

     1. Compliance with Code Section 162(m). Section 162(m) of the Code limits to one million dollars the amount of remuneration that the Company may deduct as compensation paid to the chief executive officer and the four highest compensated officers (other than the Chief Executive Officer). The proposed regulations provide an exception for performance based compensation, such as stock options, paid to employees under a plan that meets certain requirements. The proposed amendment would change the 1993 Plan and 1994 Plan to comply with the requirements of Code section 162(m) by (i) revising the definition of 'Disinterested Director' (the individuals who administer such plans) to require that each such individual also be an 'outside director' as defined under Code section 162(m) and the applicable Treasury regulations, and (ii) limiting the number of shares subject to options to any single individual to 50% of the aggregate number of shares of Common Stock authorized for issuance under such plans.

     2. Administrative Powers. As amended, each of the 1993 Plan and the 1994 Plan would specifically provide that the Committee has full power and authority to administer and interpret the 1993 Plan and the 1994 Plan, respectively, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the 1993 Plan and the 1994 Plan, respectively, and for conduct of its business as it deems necessary or advisable, in its sole discretion. The 1993 Plan and the 1994 Plan, respectively, as amended, also provide that the Committee's interpretations of the 1993 Plan and the 1994 Plan, respectively, are final and binding and that administration of the automatic grants to Non-employee Directors is intended to be self executing but to the extent administrative determinations are required, such determinations shall be made by the members of the Board who are not eligible to receive such grants.

     3. Minimum Option Price. The minimum option price of NQSOs under the 1993 Plan and the 1994 Plan, respectively, as amended, would be the fair market value per share of Common Stock on the date of grant.

     4. Amendment and Termination of the 1993 Plan and the 1994 Plan. With respect to the power to amend each of the 1993 Plan and the 1994 Plan, the 1993 Plan Amendment and the 1994 Plan Amendment each limit the power to make certain material amendments without stockholder approval such as any amendment that (i) materially increases the benefits accruing to an Optionee or Grantee, (ii) materially increases the aggregate number (or increases in any respect the individual limit for any single Optionee or Grantee) of shares of Company Stock that may be issued or transferred under the 1993 Plan or the 1994 Plan, respectively (other than automatic grants to Non-employee Directors), or (iii) materially modifies the requirements as to eligibility for participation.

     5. Miscellaneous. Certain revisions have been made to the 1994 Plan and the 1993 Plan to (i) specifically authorize broker-assisted cashless exercise transactions which involve the use of proceeds from broker-directed sales of Common Stock to satisfy applicable exercise price payment and withholding obligations related to the exercise of stock options, (ii) clearly delineate post-termination exercise rights regarding ISOs and (iii) specify Committee and optionee rights with regard to substitute Grants and legal compliance matters and the absence of optionee rights regarding Common Stock subject to outstanding Grants.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR' PROPOSAL NO. 2 TO AMEND THE 1993 PLAN.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR' PROPOSAL NO. 3 TO AMEND THE 1994 PLAN.

PLAN INFORMATION

     With respect to the following plans, the Company currently has no reserved or pending grants of options to any of the Named Executives, other executives, employees or directors.

     The following table sets forth information as of July 28, 1995 on four plans pursuant to which options are outstanding or may be granted: the 1985 Incentive Stock Option Plan (the '1985 Plan'), the 1990 Incentive Stock Option and Non-Qualified Option Plan (the '1990 Plan'), the 1993 Plan and the 1994 Plan.

                                               1985 PLAN*      1990 PLAN      1993 PLAN       1994 PLAN
                                              -------------  -------------  --------------  --------------
Number of shares originally covered by
  Plan......................................        600,000      1,200,000       3,000,000         900,000
Shares issued pursuant to Plan..............        456,412        165,051          90,000              --
Shares subject to outstanding options.......         26,902        537,074       2,623,500         127,500
Plan shares expired.........................        116,686             --              --              --
Shares available for future options or
  awards....................................             --        497,875         286,500         772,500
Price range of outstanding options..........  $   1.92-2.40  $  6.25-19.75  $  11.50-16.67  $  11.50-19.33

------------------
* Plan expired April 22, 1995. Therefore, no additional grants may be made, although outstanding awards may be exercised.

     In addition to the foregoing plans, the Company had a plan, which will not be used in the future, under which options were granted to non-employee directors. There are currently outstanding options under this plan covering 220,377 shares, exercisable at $6.25 per share, held by four present and two former directors.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP was the Company's independent public accountant with respect to the consolidated financial statements of the Company and its subsidiaries during Fiscal 1995. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so. The representative is also expected to be available to respond to appropriate questions of stockholders.

                             STOCKHOLDER PROPOSALS

     All proposals that any stockholder of the Company desires to present at the Annual Meeting of Stockholders in 1996 and to have included in the next Board of Directors' proxy statement and form of proxy relating to that meeting must be received by the Company no later than May 2, 1996.

                        COST OF SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners. In addition to the mailing of proxy material, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company, or by other persons who may be engaged to perform soliciting activities.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO PETER J. ARANOW, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                                                       EXHIBIT A

                               TEXT OF AMENDMENT
                       TO THE PLAYERS INTERNATIONAL, INC.
                 AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN

     Set forth below is text concerning the 1993 Plan Amendment, grouped by subject matter corresponding to the proposed amendments that were described in the Proxy Statement. The bold and underlined language appearing below represents new language for the 1993 Plan and the bracketed strike-through language represents deleted text from the 1993 Plan, in each case after reflecting the effects of the 1993 Plan Amendment.

1.  CODE SECTION 162(M) REVISIONS

     a. Section 2(j) of the Plan has been revised to reflect a new definition for the 1993 Plan, which reads as follows:

     ' 'Disinterested Director' shall mean a member of the Board of Directors of the Company who is 'disinterested' within the meaning of Rule 16b-3 AND WHO IS AN 'OUTSIDE DIRECTOR' AS DEFINED UNDER SECTION 162(M) OF THE CODE AND RELATED TREASURY REGULATIONS.'

     b. Section 6 of the Plan ('Shares Subject to Plan') is amended by adding a sentence after the first sentence, to read, in its entirety, as follows:

     'DURING THE TERM OF THE PLAN, THE MAXIMUM AGGREGATE NUMBER OF SHARES THAT SHALL BE GRANTED PURSUANT TO OPTIONS UNDER THE PLAN TO ANY SINGLE INDIVIDUAL SHALL BE 50% OF THE AGGREGATE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN.'

2.  ADMINISTRATIVE POWERS

     a. The first sentence of Section 3 of the Plan ('Administration of the Plan') is amended as follows:

     'The Plan shall be administered by the Board of Directors of the Company if all members of the Board of Directors are Disinterested Directors; provided, however, that if all members of the Board of Directors are NOT Disinterested Directors, the Board of Directors may designate a committee or committee(s) of the Board of Directors composed of two or more directors to administer the Plan with respect to the Section 16 Officers, directors, and/or key employees.'

     b. The last sentence of the first paragraph in Section 3 of the Plan is deleted and the following is substituted therefor:

     'THE COMMITTEE SHALL HAVE FULL POWER AND AUTHORITY TO ADMINISTER AND INTERPRET THE PLAN, TO MAKE FACTUAL DETERMINATIONS AND TO ADOPT OR AMEND SUCH RULES, REGULATIONS, AGREEMENTS AND INSTRUMENTS FOR IMPLEMENTING THE PLAN AND FOR THE CONDUCT OF ITS BUSINESS AS IT DEEMS NECESSARY OR ADVISABLE, IN ITS SOLE DISCRETION. THE COMMITTEE'S INTERPRETATIONS OF THE PLAN AND ALL DETERMINATIONS MADE BY THE COMMITTEE PURSUANT TO THE POWERS VESTED IN IT HEREUNDER SHALL BE CONCLUSIVE AND BINDING ON ALL PERSONS HAVING ANY INTERESTS IN THE PLAN OR IN ANY AWARDS GRANTED HEREUNDER. NOTWITHSTANDING THE FOREGOING, ADMINISTRATION OF SECTION 9 WITH RESPECT TO OPTIONS FOR MEMBERS OF THE DISINTERESTED DIRECTOR COMMITTEE IS INTENDED TO BE SELF-EXECUTING IN ACCORDANCE WITH THE EXPRESS TERMS AND CONDITIONS OF
     SECTION 9. HOWEVER, TO THE EXTENT THAT ADMINISTRATIVE DETERMINATIONS ARE REQUIRED WITH RESPECT TO SECTION 9, SUCH DETERMINATIONS SHALL BE MADE BY THE MEMBERS OF THE BOARD WHO ARE NOT ELIGIBLE TO RECEIVE GRANTS UNDER
     SECTION 9, BUT IN NO EVENT SHALL SUCH DETERMINATIONS AFFECT THE ELIGIBILITY OF MEMBERS OF THE DISINTERESTED DIRECTOR COMMITTEE, THE DETERMINATION OF THE EXERCISE PRICE, THE TIMING OF THE GRANTS OR THE NUMBER OF SHARES SUBJECT TO SUCH GRANTS.' [With the exception of the timing of grants of Options, the price at which Shares may be purchased, and the number of Shares covered by Options granted to each member of the

     Disinterested Director Committee, all of which shall be as specifically set forth in Section 9, the other provisions set forth herein, as it pertains to members of the Disinterested Director Committee, shall be administered by the Board of Directors.]

3.  MINIMUM OPTION PRICE

     The first sentence of Section 8(b) of the Plan ('Option Price') is amended to read, in its entirety, as follows:

     'Each Option Document shall state the Option Price which, for a Non-qualified Stock Option, may be [less than,] equal to or greater than the Fair Market Value of the Shares on the date the Option is granted and, for an ISO, shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted as determined by the Committee in accordance with this Subsection 8(b); provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under
     Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted.'

4.  AMENDMENT AND TERMINATION OF THE 1993 PLAN

     Section 14 of the Plan ('Amendment of the Plan') is amended to read, in its entirety, as follows:

     'The Board of Directors of the Company, BY WRITTEN RESOLUTION, may amend OR TERMINATE the Plan [from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not change the class of individuals eligible to receive an ISO or increase the maximum number of shares as to which Options may be granted without obtaining approval, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the stockholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter.] AT ANY TIME; PROVIDED, HOWEVER, THAT ANY AMENDMENT THAT MATERIALLY INCREASES THE BENEFITS ACCRUING TO AN OPTIONEE OR GRANTEE UNDER THE PLAN, MATERIALLY INCREASES THE AGGREGATE NUMBER (OR INCREASES IN ANY RESPECT THE INDIVIDUAL LIMIT FOR ANY SINGLE OPTIONEE OR GRANTEE) OF SHARES THAT MAY BE ISSUED OR TRANSFERRED UNDER THE PLAN (OTHER THAN BY OPERATION OF SECTION 9), OR MATERIALLY MODIFIES THE REQUIREMENTS AS TO ELIGIBILITY FOR PARTICIPATION IN THE PLAN, SHALL BE SUBJECT TO APPROVAL BY THE STOCKHOLDERS OF THE COMPANY. In addition, the provisions of Section 9 that determine (i) which directors shall be granted Options pursuant to
     Section 9; (ii) the amount of Shares subject to Options granted pursuant to
     Section 9; (iii) the price at which Shares subject to Options granted pursuant to Section 9 may be purchased and (iv) the timing of grants of Options pursuant to Section 9 shall not be amended more than once every six months, other than to comport with changes in the Code or APPLICABLE LAW.'

5.  MISCELLANEOUS

     a. Section 7 of the Plan ('Term of the Plan') is amended by deleting 'May 19, 2003' and replacing it with 'May 18, 2003' as the date after which no Option shall be awarded under the 1993 Plan.

     b. Section 8(c) of the Plan ('Option Documents and Terms -- Exercise') is amended by adding a sentence after the second sentence thereof to read, in its entirety, as follows:

     'IF PAYMENT IS MADE UNDER SECTION 8(D)(III) OF THE PLAN, SUCH NOTICE MAY INSTRUCT THE COMPANY TO DELIVER SHARES DUE UPON THE EXERCISE OF THE OPTION TO ANY REGISTERED BROKER OR DEALER DESIGNATED BY THE COMPANY ('DESIGNATED BROKER') IN LIEU OF DELIVERY TO THE OPTIONEE. SUCH INSTRUCTIONS MUST DESIGNATE THE ACCOUNT INTO WHICH THE SHARES ARE TO BE DEPOSITED. THE OPTIONEE MAY TENDER THIS NOTICE OF EXERCISE, WHICH HAS BEEN PROPERLY EXECUTED BY THE OPTIONEE, AND THE AFOREMENTIONED DELIVERY INSTRUCTIONS TO ANY DESIGNATED BROKER.'

     c. The Plan is amended by adding at the end thereof a new section 18 to read, in its entirety, as follows:

     '18. MISCELLANEOUS

     (A)_SUBSTITUTE GRANTS._THE COMMITTEE MAY MAKE A GRANT TO AN EMPLOYEE OF ANOTHER CORPORATION WHO BECOMES A KEY EMPLOYEE OR DIRECTOR BY REASON OF A CORPORATE MERGER, CONSOLIDATION, ACQUISITION OF STOCK OR PROPERTY, REORGANIZATION OR LIQUIDATION INVOLVING THE COMPANY OR ANY OF ITS SUBSIDIARIES IN SUBSTITUTION FOR A STOCK OPTION OR RESTRICTED STOCK GRANT GRANTED BY SUCH CORPORATION. THE TERMS AND CONDITIONS OF THE SUBSTITUTE GRANT MAY VARY FROM THE TERMS AND CONDITIONS REQUIRED BY THE PLAN. THE COMMITTEE SHALL PRESCRIBE THE PROVISIONS OF THE SUBSTITUTE GRANTS.

     (B)_COMPLIANCE WITH LAW._THE PLAN, THE EXERCISE OF OPTIONS AND THE OBLIGATIONS OF THE COMPANY TO ISSUE OR TRANSFER SHARES OF COMPANY STOCK UNDER OPTIONS OR AWARDS SHALL BE SUBJECT TO ALL APPLICABLE LAWS AND TO APPROVALS BY ANY GOVERNMENTAL OR REGULATORY AGENCY AS MAY BE REQUIRED. THE COMMITTEE MAY REVOKE ANY OPTION OR AWARD IF IT IS CONTRARY TO LAW OR MODIFY AN OPTION OR AWARD TO BRING IT INTO COMPLIANCE WITH ANY VALID AND MANDATORY GOVERNMENT REGULATION. THE COMMITTEE MAY, IN ITS SOLE DISCRETION, AGREE TO LIMIT ITS AUTHORITY UNDER THIS SECTION.

     (C)_OWNERSHIP OF STOCK._AN OPTIONEE OR GRANTEE SHALL HAVE NO RIGHTS AS A STOCKHOLDER WITH RESPECT TO ANY SHARES COVERED BY AN OPTION OR AWARD UNTIL THE SHARES ARE ISSUED TO THE OPTIONEE OR GRANTEE ON THE STOCK TRANSFER RECORDS OF THE COMPANY.'

     The 1993 Plan Amendment shall be effective as of October 1, 1995, conditioned upon approval by the Company's stockholders.

                                                                       EXHIBIT B

                               TEXT OF AMENDMENT
                       TO THE PLAYERS INTERNATIONAL, INC.
                      1994 DIRECTORS STOCK INCENTIVE PLAN

     Set forth below is text concerning the 1994 Plan Amendment, grouped by subject matter corresponding to the proposed amendments that were described in the Proxy Statement. The bold and underlined language appearing below represents new language for the 1993 Plan and the bracketed strike-through language represents deleted text from the 1994 Plan, in each case after reflecting the effects of the 1994 Plan Amendment.

1.  CODE SECTION 162(M) REVISIONS

     a. Section 2(j) of the Plan has been added to reflect a new definition for the 1993 Plan, which reads as follows:

     ' 'Disinterested Director' shall mean a member of the Board of Directors of the Company who is 'disinterested' within the meaning of Rule 16b-3 AND WHO IS AN 'OUTSIDE DIRECTOR' AS DEFINED UNDER SECTION 162(M) OF THE CODE AND RELATED TREASURY REGULATIONS.'

     b. Section 6 of the Plan ('Shares Subject to Plan') is amended by adding a sentence after the first sentence to read, in its entirety, as follows:

     'DURING THE TERM OF THE PLAN, THE MAXIMUM AGGREGATE NUMBER OF SHARES THAT SHALL BE GRANTED PURSUANT TO OPTIONS UNDER THE PLAN TO ANY SINGLE INDIVIDUAL SHALL BE 50% OF THE AGGREGATE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN.'

2.  ADMINISTRATIVE POWERS

     The last sentence of the first paragraph in Section 3 of the Plan is deleted and the following is substituted therefor:

     'THE COMMITTEE SHALL HAVE FULL POWER AND AUTHORITY TO ADMINISTER AND INTERPRET THE PLAN, TO MAKE FACTUAL DETERMINATIONS AND TO ADOPT OR AMEND SUCH RULES, REGULATIONS, AGREEMENTS AND INSTRUMENTS FOR IMPLEMENTING THE PLAN AND FOR THE CONDUCT OF ITS BUSINESS AS IT DEEMS NECESSARY OR ADVISABLE, IN ITS SOLE DISCRETION. THE COMMITTEE'S INTERPRETATIONS OF THE PLAN AND ALL DETERMINATIONS MADE BY THE COMMITTEE PURSUANT TO THE POWERS VESTED IN IT HEREUNDER SHALL BE CONCLUSIVE AND BINDING ON ALL PERSONS HAVING ANY INTERESTS IN THE PLAN OR IN ANY AWARDS GRANTED HEREUNDER. NOTWITHSTANDING THE FOREGOING, ADMINISTRATION OF SECTION 9 WITH RESPECT TO OPTIONS FOR MEMBERS OF THE DISINTERESTED DIRECTOR COMMITTEE IS INTENDED TO BE SELF-EXECUTING IN ACCORDANCE WITH THE EXPRESS TERMS AND CONDITIONS OF
     SECTION 9. HOWEVER, TO THE EXTENT THAT ADMINISTRATIVE DETERMINATIONS ARE REQUIRED WITH RESPECT TO SECTION 9, SUCH DETERMINATIONS SHALL BE MADE BY THE MEMBERS OF THE BOARD WHO ARE NOT ELIGIBLE TO RECEIVE GRANTS UNDER
     SECTION 9, BUT IN NO EVENT SHALL SUCH DETERMINATIONS AFFECT THE ELIGIBILITY OF MEMBERS OF THE DISINTERESTED DIRECTOR COMMITTEE, THE DETERMINATION OF THE EXERCISE PRICE, THE TIMING OF THE GRANTS OR THE NUMBER OF SHARES SUBJECT TO SUCH GRANTS.' [With the exception of the timing of grants of Options, the price at which Shares may be purchased and the number of Shares covered by Options granted to each member of the Disinterested Director Committee, all of which shall be as specifically set forth in
     Section 9, the other provisions set forth herein, as it pertains to members of the Disinterested Director Committee, may be administered by the Board of Directors.]

3.  MINIMUM OPTION PRICE

     The first sentence of Section 8(b) of the Plan ('Option Price') is amended to read, in its entirety, as follows:

     'Subject to the provisions of Section 9 hereof, each Option Document shall state the Option Price which, for a Non-qualified Stock Option, may be [less than,] equal to or greater than the Fair Market Value of the Shares on the date the Option is granted and, for an ISO, shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted as determined by the Committee in accordance with this Subsection 8(b); provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted.'

4.  AMENDMENT OR TERMINATION OF THE PLAN

     Section 14 of the Plan ('Amendment of the Plan') is amended to read, in its entirety, as follows:

     'The Board of Directors of the Company, BY WRITTEN RESOLUTION, may amend OR TERMINATE the Plan [from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not change the class of individuals eligible to receive an ISO or increase the maximum number of shares as to which Options may be granted without obtaining approval, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the stockholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter.] AT ANY TIME; PROVIDED, HOWEVER, THAT ANY AMENDMENT THAT MATERIALLY INCREASES THE BENEFITS ACCRUING TO AN OPTIONEE OR GRANTEE UNDER THE PLAN, MATERIALLY INCREASES THE AGGREGATE NUMBER (OR INCREASES IN ANY RESPECT THE INDIVIDUAL LIMIT FOR ANY SINGLE OPTIONEE OR GRANTEE) OF SHARES THAT MAY BE ISSUED OR TRANSFERRED UNDER THE PLAN (OTHER THAN BY OPERATION OF SECTION 9), OR MATERIALLY MODIFIES THE REQUIREMENTS AS TO ELIGIBILITY FOR PARTICIPATION IN THE PLAN, SHALL BE SUBJECT TO APPROVAL BY THE STOCKHOLDERS OF THE COMPANY. In addition, the provisions of Section 9 that determine (i) which directors shall be granted Options pursuant to
     Section 9; (ii) the amount of Shares subject to Options granted pursuant to
     Section 9; (iii) the price at which Shares subject to Options granted pursuant to Section 9 may be purchased and (iv) the timing of grants of Options pursuant to Section 9 shall not be amended more than once every six months, other than to comport with changes in the Code or APPLICABLE LAW.'

5.  MISCELLANEOUS

     a. Section 8(c) of the Plan ('Option Documents and Terms -- Exercise') is amended by adding a sentence after the second sentence thereof to read, in its entirety, as follows:

     'IF PAYMENT IS MADE UNDER SECTION 8(D)(III) OF THE PLAN, SUCH NOTICE MAY INSTRUCT THE COMPANY TO DELIVER SHARES DUE UPON THE EXERCISE OF THE OPTION TO ANY REGISTERED BROKER OR DEALER DESIGNATED BY THE COMPANY ('DESIGNATED BROKER') IN LIEU OF DELIVERY TO THE OPTIONEE. SUCH INSTRUCTIONS MUST DESIGNATE THE ACCOUNT INTO WHICH THE SHARES ARE TO BE DEPOSITED. THE OPTIONEE MAY TENDER THIS NOTICE OF EXERCISE, WHICH HAS BEEN PROPERLY EXECUTED BY THE OPTIONEE, AND THE AFOREMENTIONED DELIVERY INSTRUCTIONS TO ANY DESIGNATED BROKER.'

     b. The Plan is amended by adding at the end thereof a new section 18 to read, in its entirety, as follows:

     '18. MISCELLANEOUS

     (A)_SUBSTITUTE GRANTS._THE COMMITTEE MAY MAKE A GRANT TO AN EMPLOYEE OF ANOTHER CORPORATION WHO BECOMES A KEY EMPLOYEE OR DIRECTOR BY REASON OF A CORPORATE MERGER, CONSOLIDATION, ACQUISITION OF STOCK OR PROPERTY, REORGANIZATION OR LIQUIDATION INVOLVING THE

     COMPANY OR ANY OF ITS SUBSIDIARIES IN SUBSTITUTION FOR A STOCK OPTION OR RESTRICTED STOCK GRANT GRANTED BY SUCH CORPORATION. THE TERMS AND CONDITIONS OF THE SUBSTITUTE GRANT MAY VARY FROM THE TERMS AND CONDITIONS REQUIRED BY THE PLAN. THE COMMITTEE SHALL PRESCRIBE THE PROVISIONS OF THE SUBSTITUTE GRANTS.

     (B)_COMPLIANCE WITH LAW._THE PLAN, THE EXERCISE OF OPTIONS AND THE OBLIGATIONS OF THE COMPANY TO ISSUE OR TRANSFER SHARES OF COMPANY STOCK UNDER OPTIONS OR AWARDS SHALL BE SUBJECT TO ALL APPLICABLE LAWS AND TO APPROVALS BY ANY GOVERNMENTAL OR REGULATORY AGENCY AS MAY BE REQUIRED. THE COMMITTEE MAY REVOKE ANY OPTION OR AWARD IF IT IS CONTRARY TO LAW OR MODIFY AN OPTION OR AWARD TO BRING IT INTO COMPLIANCE WITH ANY VALID AND MANDATORY GOVERNMENT REGULATION. THE COMMITTEE MAY, IN ITS SOLE DISCRETION, AGREE TO LIMIT ITS AUTHORITY UNDER THIS SECTION.

     (C)_OWNERSHIP OF STOCK._AN OPTIONEE OR GRANTEE SHALL HAVE NO RIGHTS AS A STOCKHOLDER WITH RESPECT TO ANY SHARES COVERED BY AN OPTION OR AWARD UNTIL THE SHARES ARE ISSUED TO THE OPTIONEE OR GRANTEE ON THE STOCK TRANSFER RECORDS OF THE COMPANY.'

     The 1994 Plan Amendment shall be effective as of October 1, 1995, conditioned upon approval by the Company's stockholders.

PROXY

                          PLAYERS INTERNATIONAL, INC.
             3900 PARADISE ROAD, SUITE 135, LAS VEGAS, NEVADA 89109
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of PLAYERS INTERNATIONAL, INC. (the 'Company') hereby appoints EDWARD FISHMAN, DAVID FISHMAN, HOWARD GOLDBERG and PETER ARANOW, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of the Company at the Annual Meeting of Stockholders of the Company to be held on September 12, 1995 at 10:00 a.m. at Players Island ResortoCasinooSpa, 930 West Mesquite Boulevard, Mesquite, Nevada 89024, and any adjournment or postponement thereof, upon all subjects that may properly come before the Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 -- ELECTION OF DIRECTORS:

  / / FOR all seven nominees listed below.

  / / WITHHOLD AUTHORITY to vote for all seven nominees for director listed below.

  / / FOR all seven nominees for director listed below, EXCEPT WITHHOLD
      AUTHORITY TO VOTE FOR THE NOMINEE(S) WHOSE NAME(S) IS (ARE) LINED THROUGH.

    Nominees: Edward Fishman, David Fishman, Thomas E. Gallagher, Marshall S.
              Geller, Howard Goldberg, Steven P. Perskie and Lee Seidler.

PROPOSAL 2 -- ON APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN

               / / FOR          / / AGAINST           / / ABSTAIN

PROPOSAL 3 -- ON APPROVAL OF AMENDMENT TO THE 1994 DIRECTORS STOCK INCENTIVE
PLAN

               / / FOR          / / AGAINST           / / ABSTAIN

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' THE NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS, 'FOR' THE PROPOSAL TO APPROVE THE AMENDMENT TO THE AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN AND 'FOR' THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1994 DIRECTORS STOCK INCENTIVE PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND THE ANNUAL REPORT AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

                                                  Dated: ________________ , 1995
                                                         (Complete Date)

                                                  ______________________________
                                                    (Stockholder's Signature)

                                                  ______________________________
                                                    (Stockholder's Signature)

                                                  NOTE: Please mark, date and
                                                  sign this proxy card and
                                                  return it in the enclosed
                                                  envelope. Please sign as your
                                                  name appears below. If shares
                                                  are registered in more than
                                                  one name, all owners should
                                                  sign. If signing in a
                                                  fiduciary or representative
                                                  capacity, please give full
                                                  title and attach evidence of
                                                  authority. Corporations please
                                                  sign with full corporate name
                                                  by a duly authorized officer
                                                  and affix corporate seal.